Dated 9 September 2015
GOLAR HILLI CORPORATION
as Borrower
GOLAR HILLI CORPORATION
as Seller
GOLAR HILLI CORPORATION
as Bareboat Charterer
and
GOLAR LNG LIMITED
as Guarantor
and
FORTUNE LIANJIANG SHIPPING S.A.
as Lender
FORTUNE LIANJIANG SHIPPING S.A.
as Buyer
FORTUNE LIANJIANG SHIPPING S.A.
as Owner

COMMON TERMS AGREEMENT in respect of financing for FLNG "HILLI"

Contents
Clause        Page
1Definitions 1
2Notices 29
3English Translations 29
4Partial Invalidity 29
5Confidentiality 29
6Counterparts 29
7Law and Jurisdiction 29

Schedule - Administrative Details 31

THIS COMMON TERMS AGREEMENT (this Agreement) is dated 9 September 2015 and made between:

(1)	GOLAR HILLI CORPORATION as Borrower;

(2)	GOLAR HILLI CORPORATION as Seller;

(3)	GOLAR HILLI CORPORATION as Bareboat Charterer;

(4)	GOLAR LNG LIMITED as Guarantor;

(5)	FORTUNE LIANJIANG SHIPPING S.A. as Lender;

(6)	FORTUNE LIANJIANG SHIPPING S.A. as Buyer; and

(7)	FORTUNE LIANJIANG SHIPPING S.A. as Owner.
WHEREAS

(A)	Golar Hilli and the Builder have entered into the Conversion Contracts for the Conversion Works to be carried out in respect of the Vessel.

(B)
In order to part-finance the Conversion Works in respect of the Vessel, Golar Hilli as "Borrower" has entered into or will enter into the Pre-delivery Financing Agreement with Fortune as "Lender" whereby the Lender will agree to make available the Pre-delivery Financing up to the Facility Limit (and subject to the terms and conditions set out in the Pre-delivery Financing Agreement).

(C)	The obligations of the Borrower under the Pre-delivery Financing Agreement will be guaranteed by GLNG as "Guarantor" pursuant to the Pre-delivery Guarantee in favour of the Lender.

(D)	Golar Hilli has entered into the Binding Term Sheet in respect of the Vessel for FLNG tolling services and the Perenco Security Arrangements have been established.

(E)
Upon or following the Revenue Start Date, but not later than the Cancelling Date, Golar Hilli as "Seller" will deliver the Vessel to Fortune as "Buyer" pursuant to the MOA, whereupon the Purchase Price will be made available in order to, inter alia, repay the Pre-delivery Financing.

(F)	Immediately upon Delivery of the Vessel by the Buyer to the Seller under the MOA, Fortune as "Owner" will deliver the Vessel to Golar Hilli as "Bareboat Charterer" pursuant to the Bareboat Charter.

(G)
GLNG as "Guarantor" will guarantee to the Owner the performance of the Bareboat Charterer's obligations under the Bareboat Charter and the MOA (subject to the terms and conditions set out in the Bareboat Charter Guarantee).

IT IS HEREBY AGREED as follows:

1	Definitions

1.1	The following defined terms shall be applicable to the Common Terms Documents as applicable:
Acceptable Sub-Charter means:

(a)	the Binding Term Sheet;

(b)	the TSA; or

(c)	a Replacement Sub-Charter
Acceptable Sub-Charter Guarantee means:

(a)	the Perenco Security Arrangements; or

(b)	a Replacement Sub-Charter Guarantee
Acceptable Sub-Charter Guarantor means:

(a)	such corporation(s) as approved by the Lender acting reasonably as the person(s) to provide the Perenco Security Arrangements; or

(b)	a Replacement Sub-Charter Guarantor
Acceptable Sub-Charter Hire means hire payable under an Acceptable Sub-Charter in the minimal amount to be agreed between Golar Hilli and Fortune
Acceptable Sub-Charterer means:

(a)	Sanaga Partners; or

(b)	a Replacement Sub-Charterer
Acceptable Sub-Charterer's Default means a default under an Acceptable Sub-Charter by the Acceptable Sub-Charterer which may constitute a Termination Event within the meaning of clause 44 of the Bareboat Charter
Accounting Reference Date means 31 December or such other date as may be approved
Account Security Deeds means the documents constituting a first Security Interest by the Bareboat Charterer in the Project Accounts in the agreed form and Account Security Deed means either of them.
Actual Project Cost means the aggregate of the Initial Project Budget as increased by Cost Overruns representing the actual costs incurred and costs to complete the Project on the Final Acceptance Date as confirmed by the Technical Adviser
Actual Purchase Price means the actual purchase price payable by the Buyer to the Seller on the Delivery Date under the MOA as per Clause 5.
Advance means each borrowing of a proportion of the Commitment by the Borrower or (as the, context may require) the outstanding principal amount of such borrowing under the Pre-delivery Financing Agreement
Affiliate shall mean, in relation to any company or corporation, a Subsidiary of that company or corporation or a Holding Company of that company or corporation or any other Subsidiary of that Holding Company
Agreed Scope of Work means the Technical Adviser's scope of work dated 7 September 2015 and agreed between GLNG, CSSC and Crondall Energy Consultants Pte Ltd as set out in Schedule 5 (Technical Adviser's Scope of Work) of the Pre-delivery Financing Agreement
Annual Financial Statements means audited consolidated annual financial statements for the Group as a whole
Approved Brokers has the meaning given to it in clause 41.3 (iii) of the Bareboat Charter
Approved Valuer means Noble Denton, Douglas Westwood or any other company with similar expertise and qualifications appointed jointly by the Seller and the Buyer or, as the case may be, the Owner and the Bareboat Charterer
Armed Guards means the contractor to be proposed by the Bareboat Charterer and approved by the Owner to be engaged to provide security services under contract to be on terms acceptable to the Owner acting reasonably
Assignment of the Sub-Charter Documents means the first priority assignment of Golar Hilli's rights and interest under an Acceptable Sub-Charter and any Acceptable Sub-Charter Guarantee in respect of the Vessel executed by Golar Hilli in form and substance satisfactory to the Lender or, as the case may be, the Owner acting reasonably
Authority means any national, supranational, regional, or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction
Bareboat Charter means the bareboat charter in respect of the Vessel dated on or about the date hereof and entered into between the Owner and the Bareboat Charterer
Bareboat Charter Documents means the Bareboat Charter and the Bareboat Charter Guarantee
Bareboat Charter Guarantee means the full, on-demand irrevocable and unconditional guarantee provided by the Guarantor in favour of the Owner, to guarantee the performance of Golar Hilli under the Bareboat Charter and the MOA
Bareboat Charterer means Golar Hilli
Binding Term Sheet means the binding term sheet to be entered into in respect of the Vessel for FLNG tolling services agreed between Golar Hilli, SNH and Perenco in an agreed form
Borrower means Golar Hilli
Borrower Assigned Property means all the right, title, interest and benefit of the Borrower in and to:

(a)	the Vessel subject to the Builder’s Mortgage;

(b)	the Conversion Contracts (and, for the avoidance of doubt, including the Keppel Guarantee);

(c)	the Insurances, Earnings and Requisition Compensation;

(d)	the Builder's Risks Insurances; and

(e)	the Charter Documents;
Borrower's Security means together:

(a)	the Borrower Assigned Property;

(b)	all the Borrower's other assets and undertakings; and

(c)
all proceeds of realisation or enforcement of any Security Interest under a Security Document in or over any of the foregoing or the exercise of all and any rights, powers and remedies in relation to any such Security Interest over the foregoing

Break Costs means the amount (if any) by which:

(a)
the interest which the Lender should have received pursuant to the terms of the Pre-delivery Financing Agreement for the period from the date of receipt of all or any part of the principal amount of the Loan to the last day of the current Interest Period in respect of the Loan, had the principal amount received been paid on the last day of that Interest Period exceeds:

(b)
the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Builder means Keppel Shipyard Limited, a company incorporated under the laws of the Republic of Singapore, having its registered office at 50 Gul Road, Singapore 629351
Builder's Mortgage means the first preferred Marshall Islands mortgage dated 02 July 2014 over the Vessel granted by the Borrower in favour of the Builder
Builder's Risks Insurances means:

(a)	all policies and contracts of insurance; and

(b)
all entries of the Vessel in a protection and indemnity or war risks or other mutual insurance association in the joint names of: (i) the Builder (in the case of the Vessel) and (ii) the Borrower in respect of or in connection with the Vessel taken out under the EPC Contract and the Topsides Contract;

Builder's Yard means any of the shipyards occupied or operated by the Builder or the Builder's Affiliates in Singapore
Business Day means a day (other than Saturday or Sunday) on which banks are open for general business in Singapore, Hong Kong and London and, if a payment in Dollars is to be made or would fall to be made by any person on that day, New York
Buyer means Fortune
Cancelling Date has the meaning given to that term in clause 4.2 of the MOA
Cash Equivalents means:

(a)	deposits with first class international banks the maturity of which does not exceed 12 months;

(b)	bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(c)	any other instrument approved by the Lender or, as the case may be, the Owner
Certificate of Acceptance has the meaning given to it in the Binding Term Sheet
Certificate of Vessel Leaving the Yard has the meaning given to it in the EPC Contract
Change of Control occurs if:

(a)	GLNG and Golar MLP cease to, on an aggregate basis, directly or indirectly control at least 70% equity interest in Golar Hilli; and

(b)	prior to an MLP, two or more persons acting in concert or any individual person:

(i)	acquire, legally and/or beneficially and either directly or indirectly, in excess of 35 per cent of the issued share capital (or equivalent) of GLNG or

(ii)	have the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of GLNG; or

(c)	after an MLP has occurred, two or more persons acting in concert or any individual person (other than the parent):

(i)	acquires, legally and/or beneficially and either directly or indirectly, in excess of 50% of the issued share capital (or equivalent) of Golar MLP; or

(ii)
have the right or ability to control, either directly or indirectly, the affairs of Golar MLP (other than through the right or ability to appoint the majority of the board of directors (or equivalent) of Golar MLP or, following appointment, any continuing right or ability to exercise such control through the directors so appointed).

For the purposes of this definition, two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in GLNG or Golar MLP (as applicable) by any of them, either directly or indirectly to obtain or consolidate control of GLNG or Golar MLP (as applicable)
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or evidenced to be, the subject of the Security Documents
Charter Documents means

(a)	the Bareboat Charter Documents and any other guarantee or security given to or issued for the benefit of the Owner by any person for the Bareboat Charterer's obligations under them; and

(b)
any Acceptable Sub-Charter, any Acceptable Sub-Charter Guarantee and any other guarantee or security given to or issued for the benefit of the Bareboat Charterer by any person for the Acceptable Sub-Charterer’s obligations under them and in each case, includes any other deed, document, agreement or instrument amending, varying or supplementing any of the foregoing documents or any of the terms and conditions thereof
Charter-hire means the aggregate amount of the Fixed Charter-hire and the Variable Charter-hire payable in accordance with Clause 39 of the Bareboat Charter
Charter-hire Payment Date means each of the dates falling at three (3) calendar month intervals from the Delivery Date and the first Charter-hire Payment Date falling on the Delivery Date provided that should any Charter-hire Payment Date fall on a day other than a Business Day, such Charter-hire Payment Date shall be brought forward to the immediately preceding Business Day
Charter-hire Principal means an amount of the Purchase Price as the same may from time to time be reduced by payments of Fixed Charter-hire or otherwise pursuant to the terms of the Bareboat Charter
Charter Period means the period of charter of the Vessel under the Bareboat Charter, which shall commence from (and including) the Delivery Date and shall terminate on the date which falls one hundred and twenty (120) calendar months after the Delivery Date unless otherwise terminated in accordance with the terms of the Bareboat Charter
Charterer's Default means a default by the Bareboat Charterer which may constitute a Termination Event within the meaning of clause 44 of the Bareboat Charter
Class or Classification means the classification or class notation specified in clause 6 of the EPC Contract with the relevant Classification Society or another classification approved by the Lender or the Buyer or the Owner as the classification for the Vessel
Classification Society means Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies (IACS) or as requested by the Borrower or the Seller or the Bareboat Charterer and in each case approved by the Lender or the Buyer or the Owner
Commercial Management Agreement means the management agreement dated 04 April 2003 between Golar Hilli UK Ltd and the Commercial Manager as novated on 04 February 2015 from Golar Hilli UK Ltd to the Borrower in respect of the commercial management of the Vessel
Commercial Manager means Golar Management Limited appointed by Golar Hilli to provide and oversee the commercial management of the Vessel in accordance with the scope of the Commercial Management Agreement but subject to the Commercial Manager providing a duly executed Manager's Undertaking to the Lender and the Owner
Commercial Start Date has the meaning given to it in the Binding Term Sheet
Commitment means an amount up to (including) $700,000,000 being the amount which the Lender has agreed to lend to the Borrower under clause 3 (The Facility) of the Pre-delivery Financing Agreement to the extent not cancelled or reduced by the Lender under the Pre-delivery Financing Agreement
Common Terms Documents means together this Agreement, the Pre-delivery Financing Agreement, the Security Documents, the MOA and the Bareboat Charter Documents
Confidential Information means all information relating to an Obligor, the Group, the Transaction Documents or the Facility of which Fortune and/or CSSC becomes aware in its capacity as, or for the purpose of becoming, the Lender, the Buyer or the Owner or which is received by the Lender, the Buyer or the Owner in relation to, or for the purpose of becoming the Lender, the Buyer or the Owner under the relevant Transaction Documents from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 30 (Confidentiality) of the Pre-delivery Financing Agreement; or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)
is known by Fortune before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender, the Buyer or the Owner after that date, from a source which is, as far as Fortune is aware, unconnected with the Group and which, in either case, as far as Fortune is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

Consents means and includes consents, authorisations, licences, approvals, registrations with, declarations to or filings with, or waivers or exemptions from governmental or public bodies or regulatory authorities or courts
Consolidated Tangible Net Worth means, for the Group (on a consolidated basis), the total value of stockholders equity determined in accordance with GAAP as shown on the consolidated balance sheet contained in the most recent annual financial statements and quarterly financial statements of the Group delivered pursuant to clause 17.2 of the Pre-delivery Financing Agreement or, as the case may be, clause 49(b) the Bareboat Charter.
Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including or referred to in any certificate relating to an Obligor delivered pursuant to Schedule 2 of the Pre-delivery Financing Agreement
Construction Period means the period required by the Conversion Works up to the Scheduled Commissioning Start Date
Conversion Contracts means the EPC Contract, the Topsides Contract and the Tripartite Direct Agreement
Conversion Works means the work carried out under the Conversion Contracts
Co-ordination Agreement means the co-ordination agreement made between, amongst others, the Builder and the Lender setting out, inter alia, security coordination arrangements in respect of the enforcement of various security interests over the Vessel
Cost Overruns means the part of the Actual Project Cost which exceeds the Initial Project Budget
CSSC means CSSC (Hong Kong) Shipping Company Limited.
Current Assets means, as at any date of determination, all of the short term assets of the Group determined in accordance with GAAP on a consolidated basis as shown in the balance sheet for the Group and calculated on the same basis as was applied in the Latest Accounts but using the information current as at the relevant date of determination
Current Liabilities means, as at any date of determination, all of the short term liabilities of the Group (less the current portion of long-term debt, the current portion of long-term capital lease obligations and mark to market swap valuations) determined in accordance with GAAP on a consolidated basis as shown in the balance sheet for the Group and calculated on the same basis as was applied in the Latest Accounts but using the information current as at the relevant date of determination
Default means

(a)	any Event of Default; or

(b)
any event or circumstance specified in clause 18 (Events of Default) of the Pre-delivery Financing Agreement which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents in relation to the Pre-delivery Financing Agreement or any combination of the foregoing) be an Event of Default;

Default Interest means two per cent (2%) per annum
Delivery means the delivery of the Vessel:

(a)	in accordance with the terms of the MOA from the Seller to the Buyer; and

(b)	in accordance with the terms of the Bareboat Charter from the Owner to the Bareboat Charterer
Delivery Costs means the charges and costs for the registration of the title of the Vessel in the name of the Owner
Delivery Date means:

(a)
in respect of the MOA, the date on which Delivery actually occurs (calculated from 00:01 am of that date) as evidenced by the relevant Protocol of Delivery and Acceptance, duly executed by the Seller and the Buyer under the MOA and the Owner and the Bareboat Charterer under the Bareboat Charter, such date to be after the Scheduled Commissioning Start Date and no later than the Cancelling Date; and

(b)
in respect of the Bareboat Charter, the date on which the Vessel is delivered by the Owner to the Bareboat Charter under the Bareboat Charter (calculated from 00:01 am of that date) as evidenced by the relevant Protocol of Delivery and Acceptance.

Demobilisation means all activities in relation to the transportation of the Vessel, personnel, equipment and supplies belonging to the Owner from the Project Site including the disassembly of the Vessel from the other components of the LNG facility and the removal and disconnection from the Vessel of any other marine facilities including but not limited to any pipelines, risers, flanges, cables, umbilicals, or any other related equipment or property not belonging to the Owner. Any Demobilisation is done at the risk, time and expense of the Bareboat Charterer
Dollars, USD, US Dollars, United States Dollars and US$ shall mean the lawful currency of the United States of America
Drawdown Date means, in relation to an Advance, the date, being a Business Day, on which it is, or is to be, made available to the Borrower in accordance with the Pre-delivery Financing Agreement
Drawdown Notice means a notice substantially in the form of Schedule 3 of the Pre-delivery Financing Agreement, duly completed by the Borrower
Drawdown Period means the period from the date of the Pre-delivery Financing Agreement and ending on (but excluding) the earlier of (a) the Cancelling Date and (b) the date on which the Commitment is reduced to zero pursuant to clause 5.1 of the MOA
Earnings Account means each account to be opened in the name of the Bareboat Charterer with a bank reasonably acceptable to the Owner which the Bareboat Charterer and the Owner agree shall be the Earnings Account
Earnings means, in relation to the Vessel, all moneys whatsoever from time to time due or payable to the Bareboat Charterer during the Security Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) under the Acceptable Sub-Charter all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Bareboat Charterer in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel
EBITDA means earnings before interest, tax, depreciation and amortization
Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, security interest or other encumbrance of any kind in each case, securing or conferring any priority of payment in respect of any obligation of any person and includes any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security in each case under any applicable law
Environment means all or either of air and sea (including any living organism supported by such media)
Environmental Claim means any formal claim, notice, prosecution, demand, action, abatement or other order (conditional or otherwise) relating to Environmental Matters or in response to a Spill or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law which may reasonably be expected to result in a liability for an Obligor in respect of such matters that exceeds an amount of $5,000,000
Environmental Incident means any Spill from the Vessel in circumstances where:

(a)
the Vessel or the Borrower or the Manager or the Bareboat Charterer is reasonably likely to be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of the Pre-delivery Financing Agreement); and/or

(b)	the Vessel is or may reasonably be expected to be arrested or attached in connection with any such Environmental Claim
Environmental Law means all or any relevant law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts of any applicable jurisdiction or of any applicable governmental authority or agency or any other regulatory or other body in any applicable jurisdiction relating to Environmental Matters
Environmental Licence means any permit, licence, authorisation, consent or other approval required at any time by any relevant Environmental Law for the operation of Golar Hilli's business or in order for Golar Hilli to comply with its respective obligations under the Transaction Documents
Environmental Matters means the pollution, conservation or protection of the Environment
EPC Contract means, the Engineering, Procurement and Construction (EPC) Contract dated 22 May 2014 made between the Builder and the Borrower
EPC Protocol of Redelivery and Acceptance means the protocol of redelivery and acceptance in respect of the Vessel, duly executed on behalf of the parties thereto pursuant to the EPC Contract on Redelivery
Event of Default means any event or circumstance specified as such in clause 18 (Events of Default) of the Pre-delivery Financing Agreement
Facility means the loan facility provided under the Pre-delivery Financing Agreement
Facility Limit means an amount equal to the lower of:

(a)	seven hundred million dollars ($700,000,000); and

(b)	60% of the Initial Project Budget;
Facility Period means the period from and including the date of the Pre-delivery Financing Agreement to and including the date on which the Commitment has reduced to zero and all indebtedness of the Obligors under the Finance Documents in relation to the Pre-delivery Financing has been fully paid and discharged
Fee Letter means the letter dated on or around the date hereof entered into between Fortune and Golar Hilli in relation to fees payable in respect of the Common Terms Documents
Final Acceptance means the successful completion of both the EPC Contract and the Topsides Contract as acknowledged and agreed to by the Borrower and Fortune by a notice in writing, as well as a notice in writing from an Acceptable Sub-Charterer (which is acknowledged by Golar Hilli and the Buyer) confirming their agreement to the same and unconditionally accepting the Vessel under an Acceptable Sub-Charter and successful completion includes but is not limited to the completion or obtaining the following:

(a)	all Performance Tests at the Project Site;

(b)	Project Site Commissioning;

(c)	pre-commissioning of the Sub-Contract Works;

(d)	commissioning of the Builder's Works;

(e)	mechanical completion certificates;

(f)	commissioning certificates;

(g)	protocol of mechanical completion;

(h)	protocol of redelivery and acceptance; and

(i)	certificate of Vessel Leaving the Yard
Final Acceptance Date means the date on which Final Acceptance occurs
Final Maturity Date means the earlier of (a) the Delivery Date and (b) the Cancelling Date
Finance Documents means:

(a)	in respect of the Pre-delivery Financing Agreement:

(i)	the Pre-delivery Financing Agreement;

(ii)	the Pre-delivery Security Documents;

(iii)	the Fee Letter;

(iv)	the Co-ordination Agreement;

(v)	each Drawdown Notice; and

(vi)	any other documents designated as such by the Lender and the Borrower at any time;

(b)	in respect of the Bareboat Charter:

(i)	the Bareboat Charter Documents;

(ii)	the Post-delivery Security Documents;

(iii)	the Fee Letter; and

(iv)	any other documents designated as such by the Owner and the Bareboat Charterer at any time
Financial Indebtedness means Indebtedness in respect of:

(a)	money borrowed and debit balances at banks or other financial institutions;

(b)	any debt instrument;

(c)	acceptance credit facilities;

(d)	receivables sold or discounted (other than any receivables to the extent they are old on a non-recourse basis);

(e)	deferred payments for assets or services acquired (but not ordinary trade credit);

(f)	finance leases and hire purchase contracts;

(g)	a counter-indemnity in respect of a guarantee given by a financial institution;

(h)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value will be taken into account);

(i)	any other transaction having the commercial effect of a borrowing; and

(j)	guarantees of Indebtedness of any person falling within any of (a) to (i) above
Financial Model means the base case financial projections and ratios related to the Vessel prepared by the Borrower or the Bareboat Charterer and approved by the Lender or the Owner respectively (as updated from to time to time by the Borrower or the Bareboat Charterer with the approval of the Lender or the Owner respectively).
Financial Statements means the audited financial statements of the Group for the period ended on the relevant Accounting Reference Date
First Advance means the first Advance under the Pre-delivery Financing Agreement to be made by the Lender to the Borrower to finance and/or refinance instalments under the EPC Contract as described in clause 13.4(a) of the EPC Contract and in respect of which the Borrower has delivered a Drawdown Notice to the Lender
First Charter-hire means the first instalment of Fixed Charter-hire payable on the first Charter-hire Payment Date
Fixed Charter-hire shall have the meaning given to it in Clause 39.1(a) of the Bareboat Charter
Flag State means the Marshall Islands, or such other flag state of the Vessel as may be agreed between the parties in accordance with the Bareboat Charter and the Pre-delivery Financing Agreement
FLNG means a floating liquefied natural gas unit
Fortune means Fortune Lianjiang Shipping S.A.
Free Liquid Assets means cash or Cash Equivalents freely available for use by the Pre-delivery Guarantor and/or any other Group Member for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents) notwithstanding any Security Interest, right of set-off or agreement with any other party, where any cash denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Lender as at any date of determination
GAAP means, in relation to Golar Hilli and each Guarantor, generally accepted accounting principles and practices in the United States of America
General Assignment means a first priority assignment of the Earnings and Insurances and Requisition Compensation in respect of the Vessel executed or to be executed by the Borrower or the Bareboat Charterer (as applicable) in favour of the Lender or the Owner (as applicable) in the agreed form
GLNG means Golar LNG Limited, a company incorporated under the laws of Bermuda and whose registered office is at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton, HM 11, Bermuda
Golar Hilli means Golar Hilli Corporation (incorporated in Republic of The Marshall Islands with registration number 68975) whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960
Golar MLP means Golar LNG Partners L.P., a limited partnership formed under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands, MH96960
Golar OpCo means Golar Partners Operating LLC
Group means the relevant Guarantor or Guarantors, Golar Hilli and their respective Subsidiaries
Group Member means any other entity which is a part of the Group excluding the Builder
Group Structure Chart means the group structure chart in the form provided by the Bareboat Charterer and the Borrower to the Owner and the Lender
Guaranteed Performance Certificate has the meaning given to it in the EPC Contract
Guarantor means:

(a)	prior to an MLP, GLNG, or

(b)	after an MLP, either (i) Golar MLP or (ii) GLNG and Golar MLP together in their relevant proportions;
Hire Calculation Period means, in relation to the Variable Charter-hire, the period of time commencing from the Delivery Date and ending on the date falling three (3) calendar months after the Delivery Date, and each period of three (3) months thereafter from the last day of the preceding Hire Calculation Period
Holding Company shall mean, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary
Incapacity means insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction of that entity (and, in the case of a partnership, includes the termination or change in the composition of the partnership)
Indebtedness means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent
Indemnified Person means:

(a)	Fortune; and

(b)	an Affiliate of Fortune
Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature
Initial Project Budget means a sum of up to $1,200,000,000
Initial Technical Report means the report provided by the Technical Adviser to the Lender prior to the date of the First Advance under the terms of the Agreed Scope of Work
Insolvency Event means:

(a)	Golar Hilli or the Guarantor becomes insolvent or unable to pay its debts;

(b)
Golar Hilli or the Guarantor is dissolved or enters into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction; or any step is taken by any person with a view to any of those things;

(c)
Golar Hilli or the Guarantor ceases to carry on business, stops payment of its debts or any class of them or enters into any compromise or arrangement in respect of its debts or any class of them; or takes any step to do any of those things;

(d)	any judgment or order against Golar Hilli or the Guarantor is not stayed or complied with within 14 days;

(e)	any execution, distress, sequestration or other legal process is commenced against any of the assets of Golar Hilli or the Guarantor and is not discharged within 7 days; or

(f)	any steps are taken to enforce any security over any assets of Golar Hilli or the Guarantor
Insurance Adviser means BankServe or any other reputable insurance consultant familiar with the market and with experience of assets of the same type to review the Insurances and/or the Builder's Risks Insurances and the Finance Documents and to report to Fortune
Insurances means (a) any and all contracts and/or policies of insurance and any other contracts and/or policies of insurance required to be in place, taken out, effected and maintained according to any provisions of either the Pre-delivery Financing Agreement or the Bareboat Charter, by or for the benefit of the Lender, Owner and/or the Mortgagee and/or the Borrower or the Bareboat Charterer (whether in the sole name of any of the foregoing, or in the joint names of all or some and/or the Manager or otherwise) in respect of the Vessel, her earnings or otherwise howsoever in connection therein but excluding the Builder's Risks Insurances; and (b) all rights, benefits and other assets relating to, or deriving from, any of the foregoing, including claims of whatsoever nature and return of premium
Insurance Notice in relation to the Insurances, a notice of assignment in the form scheduled to the General Assignment, the Manager's Undertaking or in another approved form and, in relation to the Builder's Risks Insurances, a notice of assignment in the form scheduled to the Vessel Contracts Assignment or in another approved form
Interbank Market means the London interbank market
Interest Payment Date means the last day of an Interest Period
Interest Period means, in relation to any Advance, each period for the calculation of interest in respect of that Advance ascertained in accordance with clauses 7.4 and 18.25(b) of the Pre-delivery Financing Agreement
Interest Rate means the aggregate annual rate of the Margin and three (3) months LIBOR
ISM Code means the International Safety Management Code for the Safe Operation of, Ships and for Pollution Prevention, as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code)
ISPS Code means the International Ship and Port Facility Security Code (as the same may be amended, supplemented or superseded from time to time and any regulations issued pursuant thereto)
Keppel Guarantee means the guarantee entered into on 11 June 2014 by the Keppel Guarantor in favour of Golar Hilli to guarantee, inter alia, the due and punctual performance by the Builder of all its payment obligations under and in accordance with the EPC Contract
Keppel Guarantor means Keppel Offshore & Marine Ltd
Last Availability Date means the last day of the Drawdown Period
Latest Accounts means the annual financial statements of the Group for the financial year ended 2014 delivered pursuant to clause 17.2 (Information Undertakings) of the Pre-delivery Financing Agreement
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any reservations as to matters of law referred to in the legal opinions to be delivered to the Lender under clause 4 (Advances) of the Pre-delivery Financing Agreement
Lender means Fortune
LIBOR means either:

(a)
the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for a period of 3 months and as displayed on the "LIBOR 01" or "LIBOR 02" page on the Thomson Reuters screen (or any replacement the Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of the Thomson Reuters at or about 11:00 a.m. (London time) on the Quotation Day; or

(b)
if, on the Quotation Day, no such rate appears is available under paragraph (a), LIBOR shall be the arithmetic mean (rounded up to the nearest five (5) decimal places) of the respective offered rates quoted by leading banks to Fortune in the London interbank market for deposits in Dollars in an amount comparable to such sum for such period at or about 11:00 a.m. (London time) (or such other period as may be required under the Bareboat Charter (with Fortune notifying the Bareboat Charterer of such requirement promptly after the execution of the Bareboat Charter)) on the Quotation Day

Loan means the loan to be made pursuant to the Pre-delivery Financing Agreement or the principal amount outstanding in respect thereof for the time being
Loss Payable Clauses means the provisions concerning payment of claims under the Vessel's Insurances and/or Builder's Risks Insurances in the form scheduled to the General Assignment, Vessel Contracts Assignment and the Manager's Undertaking or in another approved form
Losses means all losses, liabilities, costs, charges, expenses, damages, fees and outgoings of whatsoever nature (including, without limitation, Taxes)
Major Casualty" means any casualty to the Vessel for which the total insurance claim, inclusive of any deductible exceeds the Major Casualty Amount
Major Casualty Amount means US$10,000,000.00 (or the equivalent in any other currency)
Management Agreement means the Commercial Management Agreement and/or the Technical Management Agreement
Managers means the Technical Manager and the Commercial Manager and Manager means either of them.
Manager's Undertaking means an undertaking duly executed by any Manager and the Supervisor of the Vessel in form and substance acceptable to Fortune acting reasonably
Margin means three point nine five per cent (3.95%) per annum
Market Value means either (i) an amount in Dollars which is the arithmetic average of the Valuations prepared by the Approved Valuers as evidenced by the Valuation Certificates or (ii) if only one Valuation has been prepared by an Approved Valuer, the amount in Dollars of such Valuation as evidenced by the Valuation Certificate
Material Adverse Effect means in the reasonable opinion of the Lender or the Owner, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of the Borrower, Bareboat Charterer or Guarantor; or

(b)	the ability of an Obligor to perform all or any of its obligations under the Transaction Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of the Finance Documents on the rights and remedies of Fortune under any of the Finance Documents.

Minimum Debt Service Cover Ratio means a ratio based on EBITDA under the Acceptable Sub-Charter over the Charter Hire of more than 1.2/1.0 calculated on a quarterly basis during the Charter Period
MLP means the transfer of all or any of the shares in Golar Hilli to Golar MLP and/or Golar OpCo in such proportions as GLNG will notify Fortune
MOA means the memorandum of agreement in respect of the Vessel entered into or to be entered into between the Seller and the Buyer, in the agreed form
Mortgage means the second preferred Marshall Islands mortgage over the Vessel in the agreed form granted by the Borrower in favour of the Lender
Mortgage Period means the period commencing on the date on which the Mortgage is executed and submitted for registration until the earlier of (a) its release and discharge and (b) the Total Loss Date
Mortgagee shall mean the person(s) to whom the Vessel is being mortgaged by the Owner
Net Debt means, on a consolidated basis, an amount equal to Financial Indebtedness (but excluding any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price) minus Free Liquid Assets, as evidenced by the consolidated balance sheet for the Group from time to time
Notice of Actual Readiness means a notice from the Seller to the Buyer in the agreed form as required under clause 6.2 of the MOA
Obligors means the Borrower, the Pre-delivery Guarantor, each Guarantor, each Shareholder, the Bareboat Charterer, the Supervisor, and each Manager
Owner means Fortune
Owner's Account means the interest-bearing account denominated in Dollars opened or to be opened in the name of the Owner which includes any sub-accounts or replacement or time deposit thereof (if applicable) and/or any other account designated in writing by the Owner to be an Owner's Account for the purposes of the Bareboat Charter
Owner's Default means a default by the Owner under the Bareboat Charter which may prevent the Bareboat Charterer from having use of the Vessel
Owner's Loan Agreement means the loan agreement or loan agreements entered into or to be entered into between Fortune and the Mortgagee
Parties means in relation to a document the signatories to such document and a Party means each of them
Perenco means Perenco Cameroon, a company incorporated in Cameroon, having its registered office at P.B. Box 1225 Douala, Cameroon, with company registration number 8367 N
Perenco Security Arrangements means the security provided by or for and on behalf of Perenco as security for the obligations of Sanaga Partners under the Binding Term Sheet or the TSA in a total maximum amount of USD 500,000,000.00 to be in the form of letters of credit, guarantee or other credit support for Sanaga Partners' performance under the Binding Term Sheet or the TSA in each case in form and substance acceptable to Fortune acting reasonably
Perfection Requirements means the paying, making or the procuring of the appropriate registrations, taxes, fees, filings, endorsements, notarisation, stampings, translations and/or notifications in respect of the Security Documents as specifically referred to in any Finance Document or in any legal opinion delivered to the Lender pursuant to clause 4 (Advances) of the Pre-delivery Financing Agreement or in connection with the entry into any Finance Document
Performance Tests has the meaning given to it in the EPC Contract
Permitted Amendment means:

(a)
subject to the proviso below, any amendment to the EPC Contract, the Topsides Contract, the Tripartite Direct Agreement, the Acceptable Sub-Charter or the Acceptable Sub-Charter Guarantee which relates to matters of a purely technical or operational nature which would not (in the reasonable opinion of Fortune (in consultation with the Technical Adviser) be expected to:

(i)	require Golar Hilli to effect or otherwise result in a material structural alteration to the Vessel or affect the safety or structural integrity thereof; or

(ii)	result in any change in the amount (by way of reduction) or calculation of the Charter-hire or the Acceptable Sub-Charter Hire; or

(iii)	result in any material change in the method or timing of payment of the Charter-hire or the Acceptable Sub-Charter Hire; or

(iv)	result in any material change in the method of the measurement of the performance of the Borrower, the Bareboat Charterer or the Acceptable Sub-Charterer and/or the Vessel; or

(v)
result in any change to the charter term under either the Bareboat Charter or the Acceptable Sub-Charter (subject to paragraph (b) below) or the termination provisions of the Bareboat Charter or the Acceptable Sub-Charter; or

(vi)	result in any change to the termination and/or force majeure provisions (if applicable) of a Project Document; or

(vii)	result in any breach of any Group Member's obligations under the Finance Documents; or

(viii)	result in any change to any counterparty to a Project Document; or

(ix)
result in any Cost Overruns which are not evidenced to the satisfaction of Fortune being fully funded by Golar Hilli by way of equity or a Shareholder Loan (which is subordinated to the rights of Fortune under the Finance Documents by way of a Subordination Deed); or

(b)
any extension of the term of the Bareboat Charter or the Acceptable Sub-Charter or any reduction of the term of the Bareboat Charter or the Acceptable Sub-Charter provided that the initial charter term following such reduction is a minimum of five (5) years; provided always that any amendment to the EPC Contract, the Topsides Contract, the Tripartite Direct Agreement, the Acceptable Sub-Charter or the Bareboat Charter anticipated in accordance with this definition shall only be permitted if on or before the date of any such amendment, Fortune shall have received, on terms satisfactory to it, evidence that the Pre-delivery Guarantor or, as the case may be, the Guarantor has reconfirmed all its obligations under the Pre-delivery Guarantee or, as the case may be, the Bareboat Charter Guarantee, the Keppel Guarantor has reconfirmed all its obligations under the Keppel Guarantee and that the Acceptable Sub-Charterer Guarantors have reconfirmed their obligations under any Acceptable Sub-Charter Guarantee and that the Bareboat Charter Guarantee, the Keppel Guarantee and any Acceptable Sub-Charter Guarantee continue in full force and effect together with such legal opinions as may be reasonably required in connection therewith

Permitted Encumbrances means Encumbrances:

(a)
created pursuant to the Finance Documents and any Encumbrance arising from the own acts or defaults or claims against the Owner personally for which the Owner would not be entitled to indemnification under the Bareboat Charter;

(b)
for Taxes either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such Encumbrance do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Vessel;

(c)
liens arising in the ordinary course of business by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Vessel;

(d)
arising out of claims, judgements or awards against the Bareboat Charterer which are being contested in good faith or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been provided;

(e)	Permitted Liens;

(f)	until the Delivery Date, the Builder's Mortgage; or

(g)	approved by Fortune
Permitted Liens means any lien for general average or for Master's officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not exceeding the Major Casualty Amount, any lien arising by operation of law for not more than two (2) months' prepaid hire under any charter, any lien for master's disbursements incurred in the ordinary course of trading
Pollutant means any substance whose release into the environment is regulated or penalised by relevant Environmental Laws
Post-delivery Security Documents means the following:

(a)	Shares Security;

(b)	Bareboat Charter Guarantee;

(c)	Subordination Deed;

(d)	Vessel Contracts Assignments;

(e)	Manager's Undertaking;

(f)	General Assignment;

(g)	Assignment of the Sub-Charter Documents;

(h)	Account Security Deeds;

(i)	Quiet Enjoyment Letter;

(j)	Vessel Buy Back Agreement; and

(k)	any other document designated a "Post-delivery Security Document" by the Parties to the Bareboat Charter
Pre-delivery Financing means the Loan made available pursuant to the Pre-delivery Financing Agreement
Pre-delivery Financing Agreement means a term loan facility granted by Fortune as Lender to Golar Hilli as Borrower to part fund Golar Hilli's instalment payments in an amount up to the Facility Limit
Pre-delivery Guarantee means the full, on-demand irrevocable and unconditional guarantee to guarantee the performance (including the full repayment obligations) of Golar Hilli under the Finance Documents to be issued by the Pre-delivery Guarantor
Pre-delivery Guarantor means Golar LNG Limited, a company incorporated under the laws of Bermuda and whose registered office address it at 2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM 11, Bermuda
Pre-delivery Security Documents means the following:

(a)	Mortgage;

(b)	Shares Security

(c)	Pre-delivery Guarantee;

(d)	Subordination Deed;

(e)	Vessel Contracts Assignment;

(f)	Manager's Undertaking;

(g)	General Assignment;

(h)	Assignment of the Sub-Charter Documents; and

(i)	any other document designated a "Pre-delivery Security Document" by the Parties to the Pre-delivery Financing Agreement
Prohibited Payment means:

(a)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or a breach of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other applicable law of any Relevant Jurisdiction or England and Wales; or

(b)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997

Project means, the design, construction, financing, purchase and operation of the Vessel as contemplated by and in accordance with the Transaction Documents
Project Accounts means together, the accounts agreed or to be agreed between the Owner and the Bareboat Charterer to be the Project Accounts.
Project Authorisations means all licences, permits, approvals, filings, registrations, exemptions, authorisations and consents (other than Environmental Licences) necessary in connection with the Transaction Documents and/or the Project
Project Costs means the costs and expenses incurred by Golar Hilli and, prior to the drawdown of the First Advance in relation to, and costs and expenses to complete, the Project, including, without limitation, the construction costs in respect of the Vessel payable up to the Final Acceptance Date, direct fees, costs and expenses incurred by Golar Hilli in relation to the Project and the Transaction Documents and including in each case such amounts paid or funded by the Pre-delivery Guarantor, the Shareholders and any of their Affiliates, whether before or after the establishment of Golar Hilli
Project Documents means the Vessel Contracts, the Charter Documents, the Supervision Agreement and the Management Agreements and any other document(s) designated as such by Fortune and Golar Hilli at any time and any change orders or other deed, document agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof
Project Site means the location where the Project Site Works are to be carried out
Project Site Commissioning has the meaning given to it in the Topsides Contract
Project Site Personnel means all personnel provided by Golar Hilli for the Project Site Works, to include officers and crew, mechanics, labourers, skilled craftsmen, technicians, operators trained by the Sub-Contractor and all other personnel in sufficient quantity and quality to undertake in good time all activities required at or near the Project Site
Project Site Works has the meaning given to it in the EPC Contract
Protocol of Delivery and Acceptance means the protocol of delivery and acceptance evidencing delivery and acceptance of the Vessel duly executed by the parties thereto

(a)	under the MOA substantially in the form of Schedule 1 to the MOA; and

(b)	under the Bareboat Charter substantially in the form of Appendix I to the Bareboat Charter
PRC means the People's Republic of China
Purchase Obligation has the meaning given to it in Clause 50.4 of the Bareboat Charter
Purchase Obligation Price means an amount in United States Dollars equivalent to 25% of the Purchase Price.
Purchase Option has the meaning given to it in Clause 50.1 of the Bareboat Charter
Purchase Option Date means the date falling on the fifth (5th) anniversary of the Delivery Date and each of the dates falling at six (6) calendar months intervals thereafter, up to (and including) the expiry of the Charter Period; provided that should any Purchase Option Date fall on a date other than a Business Day, that Purchase Option Date shall be advanced to be the immediately preceding Business Day
Purchase Option Price means the price for exercising the Purchase Option, as set out in Appendix IV to the Bareboat Charter
Purchase Price means the purchase price of the Vessel in accordance with Clause 3 of the MOA
Put Option shall have the meaning given to it in Clause 50.5 or 50.6 of the Bareboat Charter
Put Option Price shall have the meaning given to it in Clause 50.5 and 50.6 of the Bareboat Charter
Quarterly Management Accounts means quarterly management accounts for Golar Hilli (in such a form as Golar Hilli customarily prepares) and for the Group as a whole (in such a form as the Group customarily prepares)
Quiet Enjoyment Letter means the quiet enjoyment letter to be entered into between the Owner, the Mortgagee and the Bareboat Charterer
Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Interbank Market for currency, in which case the Quotation Day for that currency shall be determined by the Lender or the Owner in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days)
Ready for First Gas Certificate has the meaning given to it in the EPC Contract
Ready for Start-up Certificate has the meaning given to it in the EPC Contract
Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document
Redelivery means:

(a)	with respect to the Pre-delivery Financing Agreement, the redelivery of the Vessel by the Builder to the Borrower under the EPC Contract, as evidenced by the Protocol of Redelivery and Acceptance

(b)	with respect to the Bareboat Charter, the redelivery of the Vessel by the Bareboat Charterer to the Owner following termination of the Bareboat Charter
Redelivery Date means the date on which Redelivery of the Vessel occurs
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Vessel, Golar Hilli's title to the Vessel and the Mortgage under the laws of its Flag State
Regulation means any present or future law, regulation, request, requirement or guideline of any authority, whether or not it has the force of law (but, if it does not, with which the entity concerned habitually complies)
Relevant Jurisdiction means in relation to a party:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated; and

(c)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it;
Requisition Compensation means any compensation paid or payable by a government entity for the requisition of title, confiscation or compulsory acquisition of the Vessel
Repeating Representations means each of clauses 9.1 to 9.10, 9.13, 9.17, and 9.18 of the Pre-delivery Financing Agreement except Clause 9.5(c)
Replacement Sub-Charter means in respect of the Vessel a time charter arrangement with a Replacement Sub-Charterer for a minimum period of five (5) years, meeting the Minimum Debt Service Cover Ratio and in form and substance acceptable to Fortune acting reasonably
Replacement Sub-Charterer means a company acceptable to Fortune acting reasonably
Replacement Sub-Charter Guarantee means a guarantee or other security acceptable to Fortune to be provided to the Bareboat Charterer pursuant to a Replacement Sub-Charter in form and substance acceptable to Fortune acting reasonably
Replacement Sub-Charter Guarantor means a company or corporation acceptable to Fortune acting reasonably
Restricted Party means a person, entity or vessel:

(a)
that is listed on any Sanctions List or any other sanctions-related list of persons, vessels or entities published by or on behalf of the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of them (in each case, whether designated by name or by reason of being included in a class of person, vessel or entity);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to comprehensive country-wide sanctions administered or enforced by the European Union, the member states of the European Union, the United States of America or any authority acting on behalf of any of them and which attach legal effect to being domiciled, registered as located in, having its main place of business in, and/or being incorporate under the laws of such country; or

(c)	that is directly or indirectly owned or controlled by a person referred to in paragraph(s) (a) and/or (b) above
Revenue Start Date means a date to be agreed as the “Revenue Start Date” between Golar Hilli and Fortune provided that pursuant to the Acceptable Sub-Charter, Fortune is first satisfied that:

(a)
Golar has, over a period of three (3) consecutive months, received in the Earnings Account sufficient monies to ensure that the aggregate of such monies will be equivalent to or greater than 1.2 times of the First Charter-hire; and

(b)	the Technical Advisor has in their due diligence report, verified and confirmed that:

(i)	the Vessel has been converted in accordance with the specifications set out in the Conversion Contracts;

(ii)	the Vessel meets the relevant performance requirements set out in the Binding Term Sheet or the TSA (if applicable); and

(iii)	the Vessel is in a position to earn sufficient monies pursuant to the Acceptable Sub-Charter to enable Golar Hilli to meet all its payment obligations under the Bareboat Charter.
Sailaway has the meaning given to it in the EPC Contract
Sanaga Partners means together Perenco and SNH
Sanctions Authority means the European Union, the member states of the European Union and the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws
Sanctions Laws means any economic or financial sanctions laws and/or any regulations, trade embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority which are applicable to any and all Relevant Parties
Sanctions List means any list of persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority
Scheduled Commissioning Start Date means the "Scheduled Commissioning Start Date" as defined in the Binding Term Sheet
Secured Obligations means any and all obligations and liabilities (whether actual or contingent, whether as principal, surety or otherwise, whether now existing or hereafter arising, whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages) of the Borrower or the Bareboat Charterer (as the case may be) under the Pre-delivery Financing Agreement or the Bareboat Charter (as relevant)
Security Documents means:

(a)	in respect of the Pre-delivery Financing Agreement, the Pre-delivery Security Documents; and

(b)	in respect of the Bareboat Charter, the Post-delivery Security Documents
Security Interest means:

(a)	any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction;

(b)
any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to Financial Indebtedness and which has the same commercial effect as if security had been created over it; and

(c)	any right of set-off created by agreement
Security Period means the period commencing on the Delivery Date and continuing for as long as any moneys are owing actually or contingently under the Bareboat Charter and the Post-delivery Security Documents
Seller means Golar Hilli
Shareholders means Golar GHK Lessors Limited, KSI Production Pte Ltd., and Black & Veatch International Company
Shareholder Agreement means the shareholders’ agreement relating to Golar Hilli dated 04 September 2014 (amended and restated on 13 November 2014) and made between Golar Hilli and the Shareholders
Shareholder Funding means $400,000,000 by way of Shareholder Loan provided by the Shareholders to Golar Hilli pursuant to a Shareholder Loan Agreement (and which shall be subordinated in all respects to all amounts owing to the Lender under the Finance Documents by a Subordination Deed or otherwise on terms acceptable to the Lender)
Shareholder Loan means any loan made or to be made by a Shareholder to Golar Hilli pursuant to a Shareholder Loan Agreement
Shareholder Loan Agreement means any shareholder loan agreement made or to be made between a Shareholder and Golar Hilli for the provision of a Shareholder Loan
Share Security means the document constituting a first Security Interest by a Shareholder in favour of the Lender or Owner (as applicable) in the agreed form in respect of its shares in Golar Hilli and Shares Security means all of them.
SNH means Societe Nationale des Hydrocarbures, a company incorporated in Cameroon, having its registered office at P.O. Box 955, Yaoundé, Cameroon, with company registration number RC Yaoundé J-58.
Specifications means the specifications of the Vessel in accordance with the EPC Contract
Spill means any actual spill, release or discharge of a Pollutant into the Environment
Sub-Contractor means a consortium made up of Black & Veatch Corporation, Black & Veatch International Company, Black & Veatch Singapore Pte. Ltd. and Black & Veatch (Beijing) Engineering Design Co., Ltd in respect of the Topsides Contract
Sub-Contractor Works means the work performed by the Sub-Contractor under the Topsides Contract
Subordination Deed means any deed of subordination in the agreed form executed or, as the context may require, to be executed by, amongst others, the Shareholders in favour of the Lender or the Owner (as relevant)
Subsidiary means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation
Supervision Agreement means the construction management agreement entered into between Golar Hilli and the Supervisor pursuant to which the Supervisor will on behalf of Golar Hilli and supervise the performance of the Builder and the Sub-Contractor under the Conversion Contracts
Supervisor means a company or group of companies within the Group as may be notified to Fortune by Golar Hilli prior to the First Advance and as may be replaced by Golar Hilli with another company or group of companies within the Group following notice to Fortune
Tax means all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with any related interest and penalties (and "Taxes" and "Taxation" is construed accordingly)
Technical Adviser means Crondall Energy Consultants Pte Ltd jointly appointed by Golar LNG Limited and CSSC to review and report on the Project and to report to CSSC in accordance with the scope of work at Schedule 6 of the Pre-delivery Financing Agreement (Technical Adviser's Scope of Work)
Technical Management Agreement means the management agreement dated 21 June 2010 between the Technical Manager and Golar Hilli in respect of technical management of the Vessel in the agreed form
Technical Manager means Golar Wilhelmsen Management AS appointed by Golar Hilli to provide and oversee the technical management of the Vessel in accordance with the scope of the Technical Management Agreement but subject to the Technical Manager providing a duly executed Manager's Undertaking to the Lender
Termination Date means the date on which the Bareboat Charter is terminated pursuant to, and in accordance with, clause 44.1 of the Bareboat Charter
Termination Event means any of the events or circumstances described in clause 44 (Termination Events) of the Bareboat Charter
Termination Sum shall mean the Owner's actual and proven losses directly incurred as a result of any early termination of the Bareboat Charter as a result of a Termination Event in clause 44 of the Bareboat Charter which is continuing and which is to be calculated as being the aggregate of:

(a)
the full amount of the Charter-hire Principal then outstanding, including for the avoidance of doubt any Fixed Charter-hire unpaid at such time and the Purchase Obligation Price but excluding the Upfront Amount;

(b)
all Variable Charter-hire due and payable but unpaid under the Bareboat Charter up to and including the Termination Date together with interest (as stipulated in Clause 39.6 of the Bareboat Charter) accrued thereon from the due date therefor to the Termination Date;

(c)
a prepayment fee to be charged at the rate of two (2) percent on the aggregate of (i) and (ii) above, such sum being agreed by the Parties to be a genuine pre-estimate of the loss suffered by the Owner as a result of the termination and therefore not a penalty;

(d)	any sums (other than Charter-hire) due and payable but unpaid under the Bareboat Charter together with interest accrued thereon up to and including the Termination Date; and

(e)
any and all Losses (including but not limited to reasonable legal and advisory fees or terminating any USD interest rate swaps (if any) incurred by the Owner as a result of its entering into the Bareboat Charter and the other Finance Documents and including without prejudice to the generality of the foregoing, all Losses incurred or suffered by the Owner in liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures)

Topsides Contract means the Agreement for Topsides Design, Engineering, Procurement and Commissioning Works ("Topsides") entered into between the Builder and the Sub-Contractor dated 22 May 2014
Total Loss means in relation to the Vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation, expropriation, nationalisation, seizure or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days
Total Loss Date means in relation to the Total Loss of the Vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(c)	the date notice of abandonment of the vessel is given to its insurers by Golar Hilli or Fortune; or

(d)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(e)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the relevant insurers;

(f)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(g)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened
Total Loss Repayment Date means where the Vessel has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity
Transaction Documents means:

(a)	in respect of the Pre-delivery Financing Agreement, the Finance Documents in relation to the Pre-delivery Financing Agreement and the Project Documents; and

(b)
in respect of the Bareboat Charter, the Finance Documents in relation to the Bareboat Charter, the MOA, the Acceptable Sub-Charter, the Acceptable Sub-Charter Guarantee, the Conversion Contracts and any other documents designated as such by the Owner and the Bareboat Charterer

Tripartite Direct Agreement means the agreement dated 22 May 2014 in relation to the repair, modification and conversion of the Vessel into a FLNG vessel entered into by Golar Hilli, the Builder and the Sub-Contractor
TSA means tolling services agreement to be in form and substance acceptable to the Lender acting reasonably and to be entered into or to be entered into in respect of the Vessel pursuant to the Binding Term Sheet between the Bareboat Charterer as disponent owner and Sanaga Partners as tolling customer
Upfront Amount means a sum in United States Dollars being 20% of the Purchase Price, which shall be deductible from the Purchase Price pursuant to Clause 5.1 of the MOA and applied in accordance with clause 38.1 of the Bareboat Charter
Valuation means a valuation prepared by an Approved Valuer in respect of the Project taking into account (i) the Vessel and all installation, facilities and equipment on board for the purposes of the Project; (ii) any intellectual property rights in connection with (i) above; and (iii) any rights arising out of and in connection with the value attached to the Acceptable Sub-Charter and the Acceptable Sub-Charter Guarantee
Valuation Certificate means a certificate issued by an Approved Valuer to the Buyer or Owner (as the case may be) in respect of the Valuation
Variable Charter-hire shall have the meaning given to it in Clause 39.1(b) of the Bareboat Charter
Vessel means the ex-Kvaerner Moss Type B LNG Tanker "HILLI" to be converted pursuant to the Conversion Contracts
Vessel Buy Back Agreement means the vessel buyback agreement to be entered into between the Owner and the Bareboat Charterer in the form appended to the Bareboat Charter as Appendix III.
Vessel Contracts means the Conversion Contracts and the Keppel Guarantee
Vessel Contracts Assignment means in respect of the Pre-delivery Financing Agreement and the Bareboat Charter, a first assignment in favour of Fortune of Golar Hilli's rights and interest in and to (a) the Conversion Contracts to which it is a party, the Keppel Guarantee, and the Builder's Risks Insurances and (b) the conversion of the Vessel, in each case in the form and substance as agreed between the parties
Vessel Leaving the Yard has the meaning given to it in the EPC Contract and
Vessel Leaving the Yard Date means the date on which the Vessel Leaving the Yard occurs.

1.2	Interpretation
In each of the Common Terms Documents and the other Finance Documents:

(a)	the table of contents, the summary and the headings are inserted for convenience only and do not affect the interpretation of the relevant Common Terms Document or other Finance Document;

(b)	references to clauses and schedules are to clauses of, and schedules to, the relevant Common Terms Document or other Finance Document;

(c)
references to a person include an individual, firm, company, corporation, unincorporated body of persons, any government entity, any government entity, state or agency of that state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(d)	references to any person include its successors in title, permitted assignees and permitted transferees;

(e)	words importing the plural include the singular and vice versa;

(f)	references to a time of day are to Hong Kong time, using the 24 hour clock (unless the context otherwise requires);

(g)
references to any enactment include that enactment as re-enacted; and, if an enactment is amended, any provision of any Common Terms Document or other Finance Document which refers to that enactment will be amended in such manner as the Lender, the Buyer or the Owner (as relevant) after consultation with the Borrower, the Seller or the Bareboat Charterer (as relevant determines to be necessary in order to preserve the intended effect of the relevant Common Terms Document or other Finance Document.;

(h)	references to a provision of law or regulation shall be a reference to that provision as amended, supplemented, replaced or re-enacted;

(i)
assets includes present and future properties, assets, intellectual property rights, real property, personal property, rights, revenues, uncalled capital and any rights to receive, or require delivery of, or exercise direct control over any of the foregoing;

(j)
references to a Common Terms Document or other Finance Document or any other agreement or instrument is a reference to that Common Terms Document or other Finance Document or other agreement or instrument as it may from time to time be amended, re-stated, novated, however fundamentally;

(k)	an obligation means any duty, obligation or liability of any kind;

(l)	a term including shall be construed as meaning including without limitation;

(m)	approved means, as the case may be, approved in writing by the Lender or the Owner (on such conditions as the Lender or the Owner may impose) and approval and approve shall be construed accordingly;

(n)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(o)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:-

(ii)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(iii)	appoint or remove all, or the majority, of all directors or other equivalent officers of that entity; or

(iv)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(v)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(p)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(q)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by Fortune (with the relevant exchange rate of any such purchase being Fortune's spot rate of exchange);

(r)	a government entity means any government, state or agency of state;

(s)
a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(t)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present, future actual or contingent;

(u)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) and (ii) will only apply to the last month of any period;

(v)	pay or repay in clause 16 (Business restrictions) of the Pre-delivery Financing Agreement includes any by way of set-off, combination of accounts or otherwise;

(w)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(x)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(y)
(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(z)	A provision of law is a reference to that provision as amended or re-enacted; and

(aa)	In an agreed form means:

(i)	where a document has already been executed, such document in its executed form; and

(ii)	prior to the execution of a document, the form of such document agreed in writing between Fortune and Golar Hilli is the form in which that document is to be executed.

2	Notices

2.1
Any notice or other communication to a party to the Transaction Documents must be in writing. It must be addressed for the attention of such person, and sent to such address, fax number or email address as that party may from time to time notify to the other parties.

2.2	It shall be deemed to have been received by the relevant party on receipt at that address.

2.3	The initial administrative details of the parties are contained in Schedule 1, but a party may amend its own details at any time by notice to the other parties.

3	English Translations

3.1	Any notice given under or in connection with the Transaction Documents must be in English.

3.2
Where any other document provided to the Lender or the Owner under the terms of the Transaction Documents is not in English, that document must be accompanied by an English translation, certified to be an accurate translation of the original.

3.3	The English translation will prevail over the original document unless that document is a constitutional, statutory or other official document.

4	Partial Invalidity
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

5	Confidentiality
Fortune agrees to keep all Confidential Information confidential and not to disclose it to anyone, save by Fortune to the extent permitted by clause 30.2 (Disclosure of Confidential Information) of the Pre-delivery Financing Agreement, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

6	Counterparts
Each Transaction Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Transaction Document.

7	Law and Jurisdiction

7.1	Law
This Agreement and any non-contractual obligations connected with it are governed by English law.

7.2	Proceedings
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to the Hong Kong International Arbitration Centre (HKIAC) and finally resolved by arbitration under the rules promulgated by the HKIAC (the HKIAC Rules), which HKIAC Rules are deemed to be incorporated by reference into this clause. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.
In cases where neither the claim nor any counterclaim exceeds the sum of United States Dollars Fifty Thousand (US$50,000) (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the HKIAC Small Claims Procedure current at the time when the arbitration proceedings are commenced and the number of arbitrators shall be one.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.
Schedule -
Administrative Details

Party	Address	Fax Number	Attention
Borrower / Seller / Bareboat Charterer	c/o Golar Management Ltd, 13th Floor, 1 America Square, 17 Crosswall, London EC3N 2LB, United Kingdom		Mr. Brian Tienzo
Lender / Buyer / Owner	c/o CSSC (Hong Kong) Shipping Company Limited, Shanghai Office, Room 608, Marine Tower , No.1 Pudong Avenue, Shanghai, PRC	86 21 6886 3070	Mr Teng Fei / Mr Zhou Shen
Guarantor	c/o Golar Management Ltd, 13th Floor, 1 America Square, 17 Crosswall, London EC3N 2LB, United Kingdom		Mr. Brian Tienzo

SIGNATURE PAGES

BORROWER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of /s/ Anders Schau	) ) )	/s/ Brian Tienzo

SELLER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of /s/ Anders Schau	) ) )	/s/ Brian Tienzo

BAREBOAT CHARTERER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of /s/ Anders Schau	) ) )	/s/ Brian Tienzo

GUARANTOR
SIGNED by For and on behalf of GOLAR LNG LIMITED In the presence of /s/ Anders Schau	) ) )	/s/ Brian Tienzo

LENDER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of /s/ Anders Schau	) ) )	/s/ Yang Li

BUYER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of /s/ Anders Schau	) ) )	/s/ Yang Li

OWNER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of /s/ Anders Schau	) ) )	/s/ Yang Li

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